Exhibit 99.1

[MENTOR GRAPHICS LOGO]

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Dennis Weldon

Mentor Graphics

503.685.1462

dennis_weldon@mentor.com

Mentor Graphics Corporation Announces Intention to Offer

Convertible Subordinated Debentures

WILSONVILLE, Ore., July 31, 2003—Mentor Graphics Corporation (Nasdaq: MENT) today announced its intention to commence an offering, subject to market conditions, of $100,000,000 in principal amount of convertible subordinated debentures to be issued pursuant to Rule 144A. The interest rate, conversion rate and offering price are to be determined by negotiations between the company and the initial purchasers of the debentures.

The company expects to grant the initial purchasers an option to purchase up to an additional $10,000,000 of convertible subordinated debentures to cover over-allotments, if any. The company may use a portion of the net proceeds from the offering to repurchase shares of its common stock simultaneously with the issuance of the debentures and the remainder for general corporate purposes, which may include acquisitions of other companies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Any debentures and common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

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8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com